EXHIBIT 23



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
IPORUSSIA, INC.

I consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-123899) of my report dated April 14, 2005 relating to the consolidated balance sheets of IPORUSSIA, INC. and subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended and for the period from April 1, 2002 (inception) to December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-KSB of IPORUSSIA, INC.



Aaron Stein CPA

Woodmere, New York
April 14, 2006


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Aaron Stein
CERTIFIED PUBLIC ACCOUNT
                                                     981 ALLEN LANE
                                                      P.O. BOX 406
                                                   WOODMERE, NY 11598
                                                      516-569-0520

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders'
IPORUSSIA, INC. and Subsidiary

         I have audited the accompanying consolidated balance sheets of IPORUSSIA, INC. and Subsidiary (a development stage company) as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended and for the period from April 1, 2002 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IPORUSSIA, INC. and Subsidiary (a development stage company) as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended and for the period from April 1, 2002 (inception) to December 31, 2005 in conformity with U.S. generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and needs to obtain additional financing, which raise substantial doubt about its ability to continue as a going concern at December 31, 2005. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Aaron Stein CPA
Woodmere, New York
April 14, 2006